SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No.    )*

DouYu International Holdings Limited

(Name of Issuer)

Ordinary Shares, par value $0.0001 per share

(Title of Class of Securities)

25985W105**

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s American Depositary Shares (“ADSs”). One ordinary share represents ten ADSs.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 25985W105	SCHEDULE 13G	Page 2 of 16 Pages

1	NAME OF REPORTING PERSON SCC GROWTH IV 2018-F, L.P. (“SCC GROWTH IV F”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 968,780
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 968,780

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 968,780
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.0%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 32,462,368 shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 18, 2019.

CUSIP No. 25985W105	SCHEDULE 13G	Page 3 of 16 Pages

1	NAME OF REPORTING PERSON SC CHINA GROWTH IV MANAGEMENT, L.P. (“SCC GROWTH IV MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 968,780 shares, of which 968,780 shares are directly owned by SCC GROWTH IV F. The General Partner of SCC GROWTH IV F is SCC GROWTH IV MGMT.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 968,780 shares, of which 968,780 shares are directly owned by SCC GROWTH IV F. The General Partner of SCC GROWTH IV F is SCC GROWTH IV MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 968,780
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.0%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 32,462,368 shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 18, 2019.

CUSIP No. 25985W105	SCHEDULE 13G	Page 4 of 16 Pages

1	NAME OF REPORTING PERSON SC CHINA HOLDING LIMITED (“SCC HOLD”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

968,780 shares, of which 968,780 shares are directly owned by SCC GROWTH IV F. The General Partner of SCC GROWTH IV F is SCC GROWTH IV MGMT. SCC HOLD is the General Partner of SCC GROWTH IV MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

968,780 shares, of which 968,780 shares are directly owned by SCC GROWTH IV F. The General Partner of SCC GROWTH IV F is SCC GROWTH IV MGMT. SCC HOLD is the General Partner of SCC GROWTH IV MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 968,780
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.0%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 32,462,368 shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 18, 2019.

CUSIP No. 25985W105	SCHEDULE 13G	Page 5 of 16 Pages

1	NAME OF REPORTING PERSON SNP CHINA ENTERPRISES LIMITED (“SNP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH VIRGIN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

968,780 shares, of which 968,780 shares are directly owned by SCC GROWTH IV F. The General Partner of SCC GROWTH IV F is SCC GROWTH IV MGMT. The General Partner of SCC GROWTH IV MGMT is SCC HOLD. SCC HOLD is wholly owned by SNP.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

968,780 shares, of which 968,780 shares are directly owned by SCC GROWTH IV F. The General Partner of SCC GROWTH IV F is SCC GROWTH IV MGMT. The General Partner of SCC GROWTH IV MGMT is SCC HOLD. SCC HOLD is wholly owned by SNP.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 968,780
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.0%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 32,462,368 shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 18, 2019.

CUSIP No. 25985W105	SCHEDULE 13G	Page 6 of 16 Pages

1	NAME OF REPORTING PERSON NEIL NANPENG SHEN (“NS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

968,780 shares, of which 968,780 shares are directly owned by SCC GROWTH IV F. The General Partner of SCC GROWTH IV F is SCC GROWTH IV MGMT. The General Partner of SCC GROWTH IV MGMT is SCC HOLD. SCC HOLD is wholly owned by SNP. NS wholly owns SNP.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

968,780 shares, of which 968,780 shares are directly owned by SCC GROWTH IV F. The General Partner of SCC GROWTH IV F is SCC GROWTH IV MGMT. The General Partner of SCC GROWTH IV MGMT is SCC HOLD. SCC HOLD is wholly owned by SNP. NS wholly owns SNP.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 968,780
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.0%[1]
12	TYPE OF REPORTING PERSON IN

[1]

Based on a total of 32,462,368 shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 18, 2019.

CUSIP No. 25985W105	SCHEDULE 13G	Page 7 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND II, L.P. (“SC GGFII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 662,069
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 662,069

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 662,069
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 32,462,368 shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 18, 2019.

CUSIP No. 25985W105	SCHEDULE 13G	Page 8 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, L.P. (“SC GGFII PF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,177
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,177

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,177
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 32,462,368 shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 18, 2019.

CUSIP No. 25985W105	SCHEDULE 13G	Page 9 of 16 Pages

1	NAME OF REPORTING PERSON SC GLOBAL GROWTH II MANAGEMENT, L.P. (“SCGGFII MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

670,246 shares, of which 662,069 shares of are directly owned by SC GGFII and 8,177 shares are directly owned by SC GGFII PF. The General Partner of each of SC GGFII and SC GGFII PF is SCGGFII MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

670,246 shares, of which 662,069 shares of are directly owned by SC GGFII and 8,177 shares are directly owned by SC GGFII PF. The General Partner of each of SC GGFII and SC GGFII PF is SCGGFII MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 670,246
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 32,462,368 shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 18, 2019.

CUSIP No. 25985W105	SCHEDULE 13G	Page 10 of 16 Pages

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US TTGP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

670,246 shares, of which 662,069 shares of are directly owned by SC GGFII and 8,177 shares are directly owned by SC GGFII PF. The General Partner of each of SC GGFII and SC GGFII PF is SCGGFII MGMT. SC US TTGP is the General Partner of SCGGFII MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

670,246 shares, of which 662,069 shares of are directly owned by SC GGFII and 8,177 shares are directly owned by SC GGFII PF. The General Partner of each of SC GGFII and SC GGFII PF is SCGGFII MGMT. SC US TTGP is the General Partner of SCGGFII MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 670,246
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.1%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 32,462,368 shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 18, 2019.

CUSIP No. 25985W105	SCHEDULE 13G	Page 11 of 16 Pages

1	NAME OF REPORTING PERSON MICHAEL ABRAMSON (“MA”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

670,246 shares, of which 662,069 shares of are directly owned by SC GGFII and 8,177 shares are directly owned by SC GGFII PF. The General Partner of each of SC GGFII and SC GGFII PF is SCGGFII MGMT. SC US TTGP is the General Partner of SCGGFII MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII and SC GGFII PF are Messrs. DL and MA.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

670,246 shares, of which 662,069 shares of are directly owned by SC GGFII and 8,177 shares are directly owned by SC GGFII PF. The General Partner of each of SC GGFII and SC GGFII PF is SCGGFII MGMT. SC US TTGP is the General Partner of SCGGFII MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII and SC GGFII PF are Messrs. DL and MA.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 670,246
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.1%[1]
12	TYPE OF REPORTING PERSON IN

[1]

Based on a total of 32,462,368 shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 18, 2019.

CUSIP No. 25985W105	SCHEDULE 13G	Page 12 of 16 Pages

1	NAME OF REPORTING PERSON DOUGLAS LEONE (“DL”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

670,246 shares, of which 662,069 shares of are directly owned by SC GGFII and 8,177 shares are directly owned by SC GGFII PF. The General Partner of each of SC GGFII and SC GGFII PF is SCGGFII MGMT. SC US TTGP is the General Partner of SCGGFII MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII and SC GGFII PF are Messrs. DL and MA.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

670,246 shares, of which 662,069 shares of are directly owned by SC GGFII and 8,177 shares are directly owned by SC GGFII PF. The General Partner of each of SC GGFII and SC GGFII PF is SCGGFII MGMT. SC US TTGP is the General Partner of SCGGFII MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII and SC GGFII PF are Messrs. DL and MA.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 670,246
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.1%[1]
12	TYPE OF REPORTING PERSON IN

[1]

Based on a total of 32,462,368 shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 18, 2019.

CUSIP No. 25985W105	SCHEDULE 13G	Page 13 of 16 Pages

ITEM 1.

(a)	Name of Issuer:

DouYu International Holdings Limited

(b)	Address of Issuer’s Principal Executive Offices:

20/F, Building A, New Development International Center,

No. 473 Guanshan Avenue,

Hongshan District, Wuhan, Hubei Province

The People’s Republic of China

ITEM 2.

(a)	Name of Persons Filing:

SCC Growth IV 2018-F, L.P.

SC China Growth IV Management, L.P.

SC China Holding Limited

SNP China Enterprises Limited

Neil Nanpeng Shen

Sequoia Capital Global Growth Fund II, L.P.

Sequoia Capital Global Growth II Principals Fund, L.P.

SC Global Growth II Management, L.P.

SC US (TTGP), LTD.

Michael Abramson

Douglas Leone

The General Partner of SCC GROWTH IV F is SCC GROWTH IV MGMT. The General Partner of SCC GROWTH IV MGMT is SCC HOLD. SCC HOLD is wholly owned by SNP. NS wholly owns SNP.

The General Partner of each of SC GGFII and SC GGFII PF is SCGGFII MGMT. The General Partner of SCGGFII MGMT is SC US TTGP. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII and SC GGFII PF are Messrs. DL and MA.

(b)	Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c)	Citizenship:

SCC GROWTH IV F, SCC GROWTH IV MGMT, SCC HOLD, SC GGFII, SC GGFII PF, SCGGFII MGMT, SC US

TTGP: Cayman Islands

SNP: British Virgin Islands

NS: Hong Kong SAR

MA, DL: USA

(d)	CUSIP Number:

25985W105

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

CUSIP No. 25985W105	SCHEDULE 13G	Page 14 of 16 Pages

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP No. 25985W105	SCHEDULE 13G	Page 15 of 16 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2020

SCC Growth IV 2018-F, L.P.

By:	SC China Growth IV Management, L.P.
its General Partner

By:	SC China Holding Limited
its General Partner

By:	SNP China Enterprises Limited its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Growth IV Management, L.P.

By:	SC China Holding Limited
its General Partner

By:	SNP China Enterprises Limited its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Holding Limited

By:	SNP China Enterprises Limited its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SNP China Enterprises Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Neil Nanpeng Shen

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen

CUSIP No. 25985W105	SCHEDULE 13G	Page 16 of 16 Pages

Sequoia Capital Global Growth Fund II, L.P. Sequoia Capital Global Growth II Principals Fund, L.P.

By:	SC Global Growth II Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC Global Growth II Management, L.P.

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Michael Abramson

By:	/s/ Michael Abramson
Michael Abramson

Douglas Leone

By:	/s/ Douglas Leone
Douglas Leone